April 21, 2010

MONY Life Insurance Company of America
1290 Avenue of the Americas
New York, New York 10104

     This opinion is furnished in connection with the Registration Statement on Form N-6. File No. 333-134304 ("Registration Statement") of MONY America Variable Account L ("MONY America Variable Account L ") of MONY Life Insurance Company of America ("MONY America") covering an indefinite number of units of interest in MONY America Variable Account L under Incentive Life Legacy II (policy form No. 09-100), a flexible premium variable life insurance policy ("Policy"). Net premiums received under the Policy may be allocated to MONY America Variable Account L as described in the Prospectus included in the Registration Statement.

     I participated in the preparation of the Policy and I am familiar with its provisions. I am also familiar with the description contained in the Prospectus.

     In my opinion, the Illustrations of Policy Benefits contained in the Prospectus (the "Illustrations") are consistent with the provisions of the Policy. The assumptions upon which the Illustrations are based, including the current cost of insurance and expense charges, are stated in the Prospectuses and are reasonable. The Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the Illustrations, appear disproportionately more favorable to prospective purchasers of Policies for non-tobacco user preferred risk males age 35 than to prospective purchasers of Policies for males at other ages or in other underwriting classes or for females. The particular Illustrations shown were not selected for the purpose of making the relationship appear more favorable.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                  Very truly yours


                                  /s/  Brian Lessing
                                  -------------------------------
                                       Brian Lessing
                                       FSA, MAAA
                                       Vice President and Actuary
                                       MONY Life Insurance Company of America